ARTICLES OF INCORPORATION

OF

TECHAPP SOLUTIONS, INC.

1.

Name of Corporation: TECHAPP SOLUTIONS, INC.

2.

Registered Agent for Service of Process:

[x]  Commercial Registered Agent:

INCORP SERVICES, INC.

3.

Authorized Stock: (number of shares Corporation is authorized to issue)

Number of shares with par value:  75,000,000

Par value per share:  $.001

Number of shares without par value:  0

4.

Names and Addresses of the Board of Directors/Trustees:

Karim Rawji,

115 W. California Blvd., #553 Pasadena, California 91105

5.

Purpose (optional)

6.

Name, Addresses and Signature of Incorporator:

Karim Rawji, 115 W. California Blvd., #553 Pasadena, California 91105

/s/:Karim Rawji

7.

Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above-named Entity.

X Cindy Luong on behalf of Incorp Services, Inc.

11/4/2010

Authorized Signature of Registered Agent or On Behalf

Date

Registered Agent Entity